Exhibit 99

3M Reports Sales Information for Month of August 2020

Summary:

•	Sales of $2.7 billion, up 2 percent year-on-year
•	August sales negatively impacted by one fewer business day – 21 days this year vs. 22 days last year – or minus 5 percent year-on-year impact
•	Company provides revenue expectations for third quarter; monthly sales updates to continue through end of 2020

ST. PAUL, Minn. – Sept. 15, 2020 − 3M (NYSE: MMM) today reported sales information for the month of August 2020.

Total sales for August increased 2 percent year-on-year to $2.7 billion. Organic local-currency sales (which includes organic volume impacts and selling price changes) declined 2 percent while acquisitions, net of divestitures, and foreign currency translation increased sales year-on-year by 3 percent and 1 percent, respectively.

Total sales increased 23 percent in Health Care, 6 percent in Safety and Industrial, and 3 percent in Consumer, while Transportation and Electronics declined 11 percent. Organic local-currency sales increased 6 percent in Health Care, 5 percent in Safety and Industrial, and 2 percent in Consumer, while Transportation and Electronics declined 11 percent.

On a geographic basis, total sales increased 7 percent in EMEA (Europe, Middle East and Africa), and 4 percent in the Americas, while Asia Pacific declined 2 percent. Organic local-currency sales were flat in both the Americas (including the U.S. up 1 percent) and EMEA, while Asia Pacific declined 5 percent (including China up 6 percent and Japan down 15 percent).

Sales for August 2020 were impacted by one fewer business day – 21 days this year versus 22 days last year – or minus 5 percent year-on-year. Because the company will have one additional business day in September 2020 versus September 2019, there will be no year-on-year business day impact on the third-quarter 2020.

While significant global economic uncertainty remains due to the COVID-19 pandemic, the company estimates, with one month left in the quarter, its sales to be in the range of $8.2 to $8.3 billion for the third-quarter. Given the current economic uncertainty, 3M will continue its monthly reporting of sales information through the end of the year to provide transparency on its ongoing business performance.

Upcoming events

3M will participate in the Morgan Stanley Virtual 8th Annual Laguna Conference on Thursday, Sept. 17, 2020. Mike Roman, chairman and chief executive officer, and Monish Patolawala, senior vice president and chief financial officer, will speak at 8:15 a.m. EDT.

3M will host its third-quarter 2020 earnings conference call on Tuesday, Oct. 27, 2020, at 8 a.m. CDT.

Both events will be webcast live, and a replay will be available on 3M’s Investor Relations website at http://investors.3M.com.

Forward-Looking Statements

This news release contains forward-looking information about 3M's financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as "anticipate," "estimate," "expect," "aim," "project," "intend," "plan," "believe," "will," "should," "could," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic, political, regulatory, capital markets and other external conditions and other factors beyond the Company's control, including natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) risks related to public health crises such as the global pandemic associated with the coronavirus (COVID-19); (3) liabilities related to certain fluorochemicals, including lawsuits concerning various PFAS-related products and chemistries, and claims and governmental regulatory proceedings and inquiries related to PFAS in a variety of jurisdictions; (4) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2019, and any subsequent quarterly reports on Form 10-Q (the “Reports”); (5) competitive conditions and customer preferences; (6) foreign currency exchange rates and fluctuations in those rates; (7) the timing and market acceptance of new product offerings; (8) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company's information technology infrastructure; (10) the impact of acquisitions, strategic alliances, divestitures and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (11) operational execution, including scenarios where the Company generates fewer productivity improvements than estimated; (12) financial market risks that may affect the Company’s funding obligations under defined benefit pension and postretirement plans; and (13) the Company's credit ratings and its cost of capital. Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under "Cautionary Note Concerning Factors That May Affect Future Results" and "Risk Factors" in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports), as updated by applicable Current Reports on Form 8-K. The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $32 billion in sales, our 96,000 employees connect with customers all around the world.

Contacts

3M

Investor Contacts:

Bruce Jermeland, 651-733-1807

or

Tony Riter, 651-733-1141

or

Media Contact:

Stephen Sanchez, 651-737-5967